Exhibit 99.1

Explanation of Responses:

(1) Common Stock held directly by Brookfield BPY Retail Holdings I LLC, a Delaware limited liability company (“BPY”). BPY is an indirect subsidiary of the Reporting Person. In accordance with Instruction 4(b)(iv), the entire amount of the Common Stock directly held by BPY is reported herein.

(2) The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are directly beneficially owned by BPY, except to the extent of any indirect pecuniary interest therein.